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                                                                    EXHIBIT 16.1

                [HANSEN, JERGENSON, NERGAARD & CO., LLP LETTERHEAD]




July 14, 1998

U.S. Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C., 20549

        Re: Datalink Corporation

Ladies and Gentlemen:

We are writing to confirm that we have been provided a copy of the disclosures being made by Datalink Corporation ("Datalink") in its Registration Statement on Form S-1, SEC File No. 333-55935, in response to Item 304(a) of Regulation S-K relating to our former role as the independent accountants for Datalink, and that we agree with the statements made by Datalink therein.

Very truly yours,


Hansen, Jergenson, Nergaard & Co., LLP